UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File No.   0001085278

                           LOGIO, INC.
       ----------------------------------------------------
      (Exact name of registrant as specified in its charter)

       455 East 400 South #313, Salt Lake City, Utah 84111
                           801-323-2395
                        ------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock
                        ------------------
     (Title of each class of securities covered by this Form)

                               None
                        ------------------
(Titles of all other securities for which a duty to file reports under section 13(a) and 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(i)   [ ]
            Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(2)(ii)  [ ]
                                          Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:  43

Pursuant to the requirements of the Securities Exchange Act of 1934 Logio, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 /s/ Frank J. Plott
Date: 7-29-05                By: _____________________________________________
                                     Frank J. Plott, President